Exhibit 99.1

China Jo-Jo Drugstores Announces $10 Million Registered Direct Offering

HANGZHOU, China, June 1, 2020 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (Nasdaq: CJJD) ("Jo-Jo Drugstores" or the "Company"), a leading online and offline retailer, wholesale distributor of pharmaceutical and other healthcare products and healthcare provider in China, today announced that it has entered into definitive agreements with several institutional investors providing for the issuance of 5,000,004 shares of common stock, at a purchase price of $2.00 per share, in a registered direct offering for aggregate gross proceeds of approximately $10 million. Jo-Jo Drugstores also agreed to issue to the investors unregistered warrants to purchase up to 3,750,003 shares of common stock. The closing of the sale of the securities is expected to occur on or about June 3, 2020, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants will have a term of five and one-half years, be exercisable commencing on the six-month anniversary of the issuance date at an exercise price of $2.60 per share.

China Jo-Jo Drugstores intends to use the net proceeds from the offering for general corporate purposes and working capital.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-230686), which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on April 10, 2019. The shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When filed with the SEC, copies of the final prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained at the SEC’s website at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying prospectus relating to the registered direct offering may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone (646) 975-6996 or e-mail placements@hcwco.com.

The warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and, along with the shares of common stock issuable upon their exercise, have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China. Jo-Jo Drugstores currently operates an online pharmacy and retail drugstores with licensed doctors on site for consultation, examination and treatment of common ailments at scheduled hours. It is also a wholesale distributor of products similar to those carried in its pharmacies. In addition, Jo-Jo Drugstores cultivates herbs used for traditional Chinese medicine. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements, such as: statements regarding the registered direct offering of the company’s shares of common stock, including as to the consummation of the offering described above, the expected proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, market and other conditions, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com